News Release                                             Exhibit 99.1

MARSH & McLENNAN COMPANIES REPORTS
FOURTH QUARTER AND FULL-YEAR 2010 RESULTS

Revenue Growth Fuels Strong Earnings Growth
Fourth Quarter EPS Increases to $.37
Adjusted EPS Increases to $.41

NEW YORK, February 15, 2011 — Marsh & McLennan Companies, Inc. (NYSE: MMC) today reported financial results for the fourth quarter and year ended December 31, 2010.

Brian Duperreault, President and CEO, said: “We are very pleased with our Company’s performance.  We achieved growth in both revenue and operating income in every one of our four operating companies, not only in the quarter; but for the full year.

“Marsh’s strong fourth quarter results capped a year of excellent performance. Robust new business development contributed to underlying revenue growth across all geographies. Guy Carpenter also had a very successful year. Both underlying revenue and profitability increased, supported by continued new business development.

“Our Consulting segment produced solid revenue growth in 2010 as the effects of the recession diminished. Mercer’s revenue growth accelerated in the second half of the year. Oliver Wyman produced excellent growth in revenue and profitability.

“The success we achieved in 2010 gives us a solid foundation on which to build.  With excellent operating company leadership, continued expense discipline, and the commitment to achieve strong earnings growth, we are well-positioned for the future,” concluded Mr. Duperreault.

Consolidated Results
Consolidated revenue in the fourth quarter of 2010 was $2.8 billion, an increase of 9 percent from the fourth quarter of 2009, or 6 percent on an underlying basis. Underlying revenue measures the change in revenue before the impact of acquisitions and dispositions, using consistent currency exchange rates. For 2010, consolidated revenue was $10.6 billion, an increase of 7 percent from $9.8 billion in 2009, or 3 percent on an underlying basis.

In the fourth quarter of 2010, net income rose to $203 million, or $.37 per share, compared with net income of $23 million, or $.04 per share, in 2009. Earnings per share on an adjusted basis, which excludes noteworthy items as presented in the attached supplemental schedules, increased 8 percent to $.41, compared with $.38.  Adjusted operating income in the fourth quarter rose 22 percent to $379 million compared with prior year.

For the full year, net income increased to $855 million from $227 million in 2009, and earnings per share increased to $1.55 from $.42 in the prior year.  Adjusted earnings per share increased to $1.64.  Adjusted operating income grew 14 percent to $1.5 billion for 2010.

Risk and Insurance Services
Risk and Insurance Services segment revenue increased 11 percent to $1.5 billion in the fourth quarter of 2010, or 5 percent on an underlying basis. Operating income was $225 million, compared with $127 million in the fourth quarter of 2009. Adjusted operating income in the fourth quarter of 2010, which excludes noteworthy items, increased 22 percent to $259 million from $213 million in 2009. For the year, segment revenue rose 9 percent to $5.8 billion, or

2 percent on an underlying basis. Operating income grew 22 percent to $972 million, compared with $796 million in 2009; adjusted operating income increased 10 percent to $1.1 billion in 2010.

Marsh’s revenue in the fourth quarter of 2010 was $1.3 billion, an increase of 12 percent, or 6 percent on an underlying basis. International operations underlying revenue increased 8 percent in the fourth quarter of 2010, reflecting 10 percent growth in both Latin America and Asia Pacific and 8 percent growth in EMEA. In the United States/Canada region, underlying revenue grew 3 percent. For the year, Marsh reported revenue of $4.7 billion, an increase of 10 percent, or 2 percent on an underlying basis.

Guy Carpenter’s fourth quarter 2010 revenue increased 2 percent to $184 million, or 3 percent on an underlying basis. For the year, revenue increased to $975 million from $911 million, an increase of 7 percent, or 2 percent on an underlying basis.

Consulting
Consulting segment revenue increased 6 percent to $1.3 billion in the fourth quarter of 2010, or 6 percent on an underlying basis. Operating income was $150 million in the fourth quarter of 2010, up from $131 million in the prior year. Adjusted operating income rose 17 percent to $166 million in the fourth quarter of 2010, compared with $142 million in the prior year. For 2010, segment revenue was $4.8 billion, an increase of 5 percent, or 3 percent on an underlying basis.

Mercer’s revenue increased 6 percent to $910 million in the fourth quarter of 2010, an increase of 5 percent on an underlying basis. Mercer’s consulting operations produced revenue of $633 million, an increase of 3 percent on an underlying basis; outsourcing, with revenue of $180 million, increased 5 percent; and investment consulting and management, with revenue of $97 million, grew 14 percent. Oliver Wyman’s revenue increased 6 percent to $399 million in the fourth quarter of 2010, or 8 percent on an underlying basis.

Other Items
Investment income, primarily mark-to-market gains in private equity investments, was $19 million in the fourth quarter of 2010 compared with $23 million in 2009.

At the end of 2010, cash and cash equivalents was $1.9 billion. Net debt, which is total debt less cash and cash equivalents, was $1.1 billion, compared with $1.9 billion at the end of 2009. The previously announced $500 million share repurchase program was initiated in the fourth quarter of 2010, during which the company repurchased 3.4 million shares for $86 million.

Marsh continued to build its Marsh & McLennan Agency platform in the fourth quarter, acquiring Trion with $74 million in annual revenue and Strategic Benefit Solutions.  In January, Marsh & McLennan Agency acquired RJF Agencies, one of the largest independent insurance agencies in the upper Midwest.

Also in January, Mercer completed the acquisition of Hammond Associates, which significantly strengthened Mercer's U.S. investment consulting position in endowments and foundations.

Conference Call
A conference call to discuss fourth quarter and full-year 2010 results will be held today at 8:30 a.m. Eastern Time. To participate in the teleconference, please dial 877 723 9519. Callers from outside the United States should dial 719 325 4827.  The access code for both numbers is 3072574. The live audio webcast may be accessed at www.mmc.com.  A replay of the webcast will be available approximately two hours after the event at the same web address.

Marsh & McLennan Companies is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With 51,000 employees worldwide and annual revenue exceeding $10 billion, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. Marsh & McLennan Companies’ website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “plan,” “project” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, we may use forward-looking statements when addressing topics such as: the outcome of contingencies; market and industry conditions; changes in our business strategies and methods of generating revenue; the development and performance of our services and products; changes in the composition or level of  our revenues; our cost structure and the outcome of cost-saving or restructuring initiatives; dividend policy; the expected impact of acquisitions and dispositions; pension obligations; cash flow and liquidity; future actions by regulators; and the impact of changes in accounting rules.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

▪	our exposure to potential liabilities arising from errors and omissions claims against us, particularly in our Marsh and Mercer businesses;

▪	our ability to make strategic acquisitions and dispositions and to integrate, and realize expected synergies, savings or strategic benefits from the businesses we acquire;

▪	changes in the funded status of our global defined benefit pension plans and the impact of any increased pension funding resulting from those changes;

▪	the potential impact of rating agency actions on our cost of financing and ability to borrow, as well as on our operating costs and competitive position;

▪
our exposure to potential criminal sanctions or civil remedies if we fail to comply with foreign and U.S. laws and regulations that are applicable to our international operations, including import and export requirements, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the pending Anti-Bribery law in the UK, local laws prohibiting corrupt payments to government officials, as well as various trade sanctions laws;

▪	the impact on our net income caused by fluctuations in foreign currency exchange rates;

▪	the extent to which we retain existing clients and attract new business, and our ability to incentivize and retain key employees;

▪	the impact of competition, including with respect to pricing;

▪	the impact of any regional, national or global political, economic, regulatory or market conditions on our results of operations and financial condition;

▪	our ability to successfully recover should we experience a disaster or other business continuity problem;

▪	changes in applicable tax or accounting requirements; and

▪
potential income statement effects from the application of FASB’s ASC Topic No. 740 (“Income Taxes”) regarding accounting treatment of uncertain tax benefits and valuation allowances and ASC Topic No. 350 (“Intangibles – Goodwill and Other”), including the effect of any subsequent adjustments to the estimates we use in applying these accounting standards.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, we caution readers not to place undue reliance on the above forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue	$2,785	$2,564	$10,550	$9,831

Expense:
Compensation and Benefits	1,690	1,629	6,465	6,182
Other Operating Expenses	770	963	3,146	2,871
Total Expense	2,460	2,592	9,611	9,053

Operating Income (Loss)	325	(28)	939	778

Interest Income	7	4	20	17

Interest Expense	(53)	(61)	(233)	(241)

Investment Income (Loss)	19	23	43	(2)

Income (Loss) Before Income Taxes	298	(62)	769	552

Income Tax Expense (Credit)	106	(57)	204	21

Income (Loss) from Continuing Operations	192	(5)	565	531

Discontinued Operations, Net of Tax	14	30	306	(290)

Net Income Before Non-Controlling Interests	$206	$25	$871	$241

Less: Net Income Attributable to Non-Controlling Interests	3	2	16	14

Net Income Attributable to MMC	$203	$23	$855	$227

Basic Net Income (Loss) Per Share – Continuing Operations	$0.35	$(0.01)	$1.01	$0.97
– Net Income, Attributable to MMC	$0.37	$0.04	$1.56	$0.43

Diluted Net Income (Loss) Per Share – Continuing Operations	$0.34	$(0.01)	$1.00	$0.96
– Net Income, Attributable to MMC	$0.37	$0.04	$1.55	$0.42

Average Number of Shares Outstanding – Basic	542	528	540	522
– Diluted	549	531	544	524
Shares Outstanding at 12/31	541	530	541	530

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Three Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$1,290	$1,151	12%	-	7%	6%
Guy Carpenter	184	180	2%	-	-	3%
Subtotal	1,474	1,331	11%	-	6%	5%
Fiduciary Interest Income	12	12	0%	1%	3%	(4)%
Total Risk and Insurance Services	1,486	1,343	11%	-	6%	5%

Consulting
Mercer	910	861	6%	-	1%	5%
Oliver Wyman Group	399	378	6%	(2)%	-	8%
Total Consulting	1,309	1,239	6%	(1)%	1%	6%

Corporate / Eliminations	(10)	(18)

Total Revenue	$2,785	$2,564	9%	(1)%	3%	6%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:
				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$418	$373	12%	(4)%	8%	8%
Asia Pacific	140	115	22%	6%	7%	10%
Latin America	107	95	12%	2%	-	10%
Total International	665	583	14%	(1)%	7%	8%
U.S. / Canada	625	568	10%	1%	7%	3%
Total Marsh	$1,290	$1,151	12%	-	7%	6%

Mercer:
Retirement	$258	$280	(8)%	(2)%	-	(6)%
Health and Benefits	224	209	7%	(1)%	-	8%
Rewards, Talent & Communications	151	120	25%	-	9%	15%
Total Mercer Consulting	633	609	4%	(1)%	2%	3%
Outsourcing	180	167	9%	2%	1%	5%
Investment Consulting & Management	97	85	15%	1%	-	14%
Total Mercer	$910	$861	6%	-	1%	5%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among business segments, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information – Revenue Analysis
Twelve Months Ended
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Risk and Insurance Services
Marsh	$4,744	$4,319	10%	1%	6%	2%
Guy Carpenter	975	911	7%	1%	4%	2%
Subtotal	5,719	5,230	9%	1%	6%	2%
Fiduciary Interest Income	45	54	(16)%	3%	2%	(21)%
Total Risk and Insurance Services	5,764	5,284	9%	1%	6%	2%

Consulting
Mercer	3,478	3,327	5%	2%	1%	2%
Oliver Wyman Group	1,357	1,282	6%	(1)%	-	7%
Total Consulting	4,835	4,609	5%	1%	-	3%

Corporate / Eliminations	(49)	(62)

Total Revenue	$10,550	$9,831	7%	1%	3%	3%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:
				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP	Currency	Acquisitions/ Dispositions	Underlying
	2010	2009	Revenue	Impact	Impact	Revenue
Marsh:
EMEA	$1,674	$1,555	8%	-	5%	3%
Asia Pacific	503	419	20%	8%	5%	7%
Latin America	298	267	11%	4%	-	8%
Total International	2,475	2,241	10%	2%	5%	4%
U.S. / Canada	2,269	2,078	9%	1%	7%	1%
Total Marsh	$4,744	$4,319	10%	1%	6%	2%

Mercer:
Retirement	$1,053	$1,091	(4)%	1%	-	(4)%
Health and Benefits	900	857	5%	-	-	5%
Rewards, Talent & Communications	488	456	7%	1%	4%	2%
Mercer Consulting	2,441	2,404	2%	1%	1%	-
Outsourcing	671	620	8%	4%	1%	3%
Investment Consulting & Management	366	303	21%	4%	-	16%
Total Mercer	$3,478	$3,327	5%	2%	1%	2%

Notes
Underlying revenue measures the change in revenue, before the impact of acquisitions and dispositions, including transfers among business segments, using consistent currency exchange rates.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures”, within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP.  MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
 Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income (loss).  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and segment basis, for the three months ended December 31, 2010 and 2009.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Other	Total
Three Months Ended December 31, 2010
Operating income (loss)	$225	$150	$(50)	$325
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	32	16	6	54
Settlement, Legal and Regulatory (b)	2	-	-	2
Other (c)	-	-	(2)	(2)
Operating income adjustments	34	16	4	54

Adjusted operating income (loss)	$259	$166	$(46)	$379

Operating margin	15.1%	11.5%	N/A	11.7%
Adjusted operating margin	17.4%	12.7%	N/A	13.6%
Three Months Ended December 31, 2009
Operating income (loss)	$127	$131	$(286)	$(28)
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	63	11	14	88
Settlement, Legal and Regulatory	21 (b)	–	230 (d)	251
Accelerated Amortization	2	–	–	2
Other	–	–	(2)	(2)
Operating income adjustments	86	11	242	339

Adjusted operating income (loss)	$213	$142	$(44)	$311

Operating margin	9.5%	10.6%	N/A	N/A
Adjusted operating margin	15.9%	11.5%	N/A	12.1%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction activities.  The fourth quarter of 2010 amounts include costs of $29 million primarily related to severance and related charges pertaining to recent acquisitions.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005 and similar actions initiated by other states, including indemnification of former employees for legal fees.

(c)  Primarily reflects payments received related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the former Risk Consulting & Technology segment.

(d) Reflects settlement of the securities and ERISA class action lawsuits filed in the U.S. District court for the Southern District of New York, partly offset by $230 million of insurance recoveries.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

MMC presents below certain additional financial measures that are “non-GAAP measures,” within the meaning of Regulation G under the Securities Exchange Act of 1934.  These measures are: adjusted operating income; adjusted operating margin; and adjusted income, net of tax.

MMC presents these non-GAAP measures to provide investors with additional information to analyze the company’s performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing MMC’s businesses.  However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that MMC reports in accordance with GAAP.  MMC’s non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
 Adjusted operating income (loss)  is calculated by excluding the impact of certain noteworthy items from MMC’s GAAP operating income (loss).  The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and segment basis, for the twelve months ended December 31, 2010 and 2009.  The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue.

	Risk & Insurance Services	Consulting	Corporate/ Other		Total
Twelve Months Ended December 31, 2010
Operating income (loss)	$972	$129	$(162)		$939
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	102	24	15		141
Alaska Litigation Settlement	-	400 (c)	-		400
Settlement, Legal and Regulatory (b)	10	-	-		10
Accelerated Amortization	1	-	-		1
Other	(1)	-	(12	) (d)	(13)
Operating income adjustments	112	424	3		539

Adjusted operating income (loss)	$1,084	$553	$(159)		$1,478

Operating margin	16.9%	2.7%	N/A		8.9%
Adjusted operating margin	18.8%	11.4%	N/A		14.0%
Twelve Months Ended December 31, 2009
Operating income (loss)	$796	$405	$(423)		$778
Add (deduct) impact of noteworthy items:
Restructuring Charges (a)	169	42	32		243
Incremental Professional Liability costs	–	30 (e)	–		30
Settlement, Legal and Regulatory	12 (b)	–	230	(f)	242
Accelerated Amortization	8	–	1		9
Operating income adjustments	189	72	263		524

Adjusted operating income (loss)	$985	$477	$(160)		$1,302

Operating margin	15.1%	8.8%	N/A		7.9%
Adjusted operating margin	18.6%	10.3%	N/A		13.2%

(a) Primarily includes severance from restructuring activities and related charges, costs for future rent and other real estate costs, and fees and consulting costs related to recent acquisitions and cost reduction activities.  The twelve months of 2010 amounts include costs of $63 million primarily related to severance and related charges pertaining to recent acquisitions.

(b)  Reflects settlements of and legal fees arising out of the civil complaint relating to market service agreements and other issues filed against MMC and Marsh by the New York State Attorney General in October 2004 and settled in January 2005, and similar actions initiated by other states, including indemnification of former employees for legal fees.

(c)  Reflects net settlement of litigation brought by the state of Alaska against Mercer.  Under the terms of the settlement agreement, Mercer paid $500 million, of which $100 million was covered by insurance.

(d)  Primarily reflects $10 million of payments received related to the Corporate Advisory and Restructuring businesses divested in 2008, which was previously included in the former Risk Consulting & Technology segment.

(e)  Reflects incremental professional liability costs in the period at Mercer, which are now presented as a noteworthy item solely for the purpose of providing a more meaningful comparison of year-over-year adjusted operating income in the Consulting segment.

(f) Reflects settlement of the securities and ERISA class action lawsuits filed in the U.S. District court for the Southern District of New York, partly offset by $230 million of insurance recoveries.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)
Adjusted Income, net of tax
Adjusted income, net of tax is calculated as: MMC’s GAAP income (loss) from continuing operations, adjusted to reflect the after-tax impact of the operating income adjustments set forth in the preceding table. The related adjusted diluted earnings per share as calculated under the two-class method, reflects reductions for the portion of each item attributable to non-controlling interests and participating securities so that the calculation is based only on the amounts attributable to common shareholders.

Reconciliation of the Impact of Non-GAAP Measures and Kroll discontinued operations on Diluted Earnings Per Share – Three and Twelve Months Ended December 31, 2010 and 2009:
	MMC Consolidated Results		Portion Attributable to Common Shareholders	Adjusted Diluted EPS
Three Months Ended December 31, 2010
Income from continuing operations		$192	$188	$0.34
Add operating income adjustments	$54
Deduct impact of income tax expense	(17)
		37	36	0.07
Income from continuing operations, as adjusted		229	224	0.41
Add Kroll adjusted income, net of tax		-	-	-
Adjusted income, net of tax		$229	$224	$0.41

Twelve Months Ended December 31, 2010
Income from continuing operations		$565	$543	$1.00
Add operating income adjustments	$539
Deduct impact of income tax expense	(202)
		337	332	0.61
Income from continuing operations, as adjusted		902	875	1.61
Add Kroll adjusted income, net of tax		20	20	0.03
Adjusted income, net of tax		$922	$895	$1.64

Three Months Ended December 31, 2009
Income from continuing operations		$(5)	$(6)	$(0.01)
Add operating income adjustments	$339
Deduct impact of income tax expense	(136)
		203	199	0.37
Income from continuing operations, as adjusted		198	193	0.36
Add Kroll adjusted income, net of tax		10	10	0.02
Adjusted income, net of tax		$208	$203	$0.38

Twelve Months Ended December 31, 2009
Income from continuing operations		$531	$505	$0.96
Add operating income adjustments	$524
Deduct impact of income tax expense	(201)
		323	316	0.60
Income from continuing operations, as adjusted		854	821	1.56
Add Kroll adjusted income, net of tax		26	25	0.05
Adjusted income, net of tax		$880	$846	$1.61

Notes:
1) Income from continuing operations and adjusted income, net of tax for the three and twelve months ended December 31, 2009 include a net benefit of $0.18 per share, recorded in the third quarter 2009, from the resolution of tax matters in certain jurisdictions resulting from the expiration of statutes of limitations and audit settlements.

2) Adjusted income, net of tax includes the adjusted operating income of Kroll (but not the impact of the disposal transaction) to appropriately reflect the operating benefit derived by MMC during its ownership. This will facilitate a more meaningful comparison to future results which are expected to benefit from the use of proceeds from the Kroll sale.

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Depreciation and Amortization Expense	$82	$73	$319	$302
Stock Option Expense	$4	$3	$18	$11
Capital Expenditures - continuing operations	$79	$87	$258	$261

Marsh & McLennan Companies, Inc.
Supplemental Information – Discontinued Operations
(Millions) (Unaudited)

On August 3, 2010, MMC completed the sale of Kroll to Altegrity.  Kroll’s results of operations are reported as discontinued operations in MMC’s consolidated statements of income.  The twelve month periods include the gain on the sale of Kroll and Kroll Lab Specialists (“KLS”) in 2010 and the loss on the sale of Kroll Government Services in 2009. The provision/(credit) for income taxes related to the disposal of discontinued operations for the twelve months ended December 31, 2010 primarily represents the recognition of tax benefits recorded in connection with the sale of Kroll.  The twelve months of 2010 also includes a tax provision of $36 million on the sale of KLS.  Kroll operations include a goodwill impairment charge of $315 million in the twelve month period ending December 31, 2009.  The three months ended December 31, 2010 reflects insurance recoveries related to Putnam market-timing related matters.

Summarized Statements of Income data for discontinued operations is as follows:

	Three Months Ended December 31,
	2010	2009
Kroll Operations
Revenue	$-	$169
Expense	-	152
Net operating income	-	17
Provision (credit) for income tax	-	8
Income from Kroll operations, net of tax	-	9
Other discontinued operations, net of tax	-	-
Income (loss) from discontinued operations, net of tax	-	9

Disposals of discontinued operations	16	4
Provision (credit) for income tax	2	(17)
Disposals of discontinued operations, net of tax	14	21
Discontinued operations, net of tax	$14	$30

	Twelve Months Ended December 31,
	2010	2009
Kroll Operations
Revenue	$381	$699
Expense	345	958
Net operating income	36	(259)
Provision for income tax	16	24
Income from discontinued operations, net of tax	20	(283)
Other discontinued operations, net of tax	(7)	-
Income (loss) from discontinued operations, net of tax	13	(283)

Disposals of discontinued operations	58	8
Provision (credit) for income tax	(235)	15
Disposals of discontinued operations, net of tax	293	(7)
Discontinued operations, net of tax	$306	$(290)

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2010	December 31, 2009
ASSETS

Current assets:
Cash and cash equivalents	$1,894	$1,707
Net receivables	3,035	2,724
Current assets of discontinued operations		221
Other current assets	347	279

Total current assets	5,276	4,931

Goodwill and intangible assets	6,823	6,219
Fixed assets, net	822	850
Pension related assets	265	94
Deferred tax assets	1,205	1,234
Non-current assets of discontinued operations		1,085
Other assets	919	924

TOTAL ASSETS	$15,310	$15,337

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$8	$558
Accounts payable and accrued liabilities	1,741	1,751
Accrued compensation and employee benefits	1,294	1,290
Liabilities of discontinued operations		116
Accrued income taxes	62	

Total current liabilities	3,105	3,715

Fiduciary liabilities	3,824	3,559
Less – cash and investments held in a fiduciary capacity	(3,824)	(3,559)
		

Long-term debt	3,026	3,034
Pension, postretirement and post-employment benefits	1,211	1,182
Liabilities for errors and omissions	430	518
Other liabilities	1,123	1,025

Total stockholders’ equity	6,415	5,863

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,310	$15,337